Exhibit 99.1

HouseValues Announces Record Financial Results for Second Quarter

Quarterly Revenue Increases 85 Percent Over Prior Year

Expands Addressable Market with Launch of New Product for Mortgage Professionals

KIRKLAND, WASH. – August 4, 2005 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended June 30, 2005.

For the quarter, HouseValues reported revenue of $20.6 million, an increase of 85 percent from the comparable quarter last year. Second quarter 2005 net income was $3.7 million, or $0.14 per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share, in the second quarter of 2004.

“Our customers are some of the most successful real estate and mortgage professionals in North America, and we are proud to be helping a growing number of HouseValues subscribers win more business by exceeding the expectations of Internet enabled consumers,” said Ian Morris, chief executive officer of HouseValues, Inc.

Chief Financial Officer John Zdanowski added, “The second quarter capped off our 17th consecutive quarter of profitability. Net income grew 27 percent over the first quarter even as we continued to invest aggressively in new services that will benefit both real estate professionals and consumers.”

New Service for Mortgage Professionals Launched

In the quarter, HouseValues announced a new service specifically designed to help mortgage professionals write more business by enabling them to build strong relationships with both prospective home buyers and local real estate agents. The new mortgage marketing service from HouseValues is already in use by more than 500 mortgage companies across North

America. Borrell Associates expects online mortgage advertising will grow from $2 billion dollars last year to over $4.3 billion in 2009 — more money than will be spent by mortgage professionals on direct mail, newspapers or television.

Business Outlook

The company expects third quarter revenue in the range of $22.5 to $23.5 million, EBITDA between $5.5 and $6.0 million and GAAP diluted earnings per share of $0.11 to $0.13.

HouseValues also increased the minimum revenue, EBITDA and EPS values of its expected ranges for the full year. HouseValues expects 2005 revenue in the range of $85 million to $88 million. The company expects full-year EBITDA in the range of $22 million to $23 million and GAAP earnings per share of $0.46 to $0.50.

The company believes its new product development activities will drive incremental revenue in 2006.

The HouseValues Solution

HouseValues solves the marketing challenges facing the real estate and mortgage professionals by helping them capture, cultivate, and convert leads into closed business. They do this by generating hundreds of thousands of consumer requests each month and providing those requests to real estate and mortgage professionals on an exclusive basis, along with a Web based customer relationship management tool and a personal coach dedicated to helping every customer succeed.

HouseValues has built relationships with nearly 14,000 real estate and mortgage professionals representing every major real estate franchise brand and brokerage company, serving about 55,000 North American neighborhoods.

“HouseValues offers these real estate and mortgage professionals a far better value proposition than newspapers and other print classified offerings,” Morris said. “That’s why we expect to continue to grow our share of real estate and mortgage marketing spend at the expense of other media.”

Conference Call

HouseValues, Inc. will host a conference call to discuss these financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live Web cast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. The call will be available via live audio at 1-800-218-0204. An audio replay of the call will also be available to investors beginning at 8 p.m. ET today, through August 18, 2005, by dialing 1-303-590-3000 and entering the passcode 11033023#.

Forward-Looking Statements

This release contains forward looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats, to manage costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Form 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non GAAP Measures

This press release includes a discussion of EBITDA, which is a non GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that is defined as earnings before net interest, income taxes, depreciation and amortization. EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to EBITDA as reported by other companies. We believe EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net income, the most comparable GAAP measure, to EBITDA.

About HouseValues, Inc.

HouseValues, Inc. (NASDAQ: SOLD) provides innovative marketing services that enable residential real estate professionals to capture and cultivate leads, and convert these leads into closed transactions. HouseValues’ integrated offering provides real estate professionals with leads generated from its HouseValues.com and JustListed.com Web sites, together with its online prospect management system and personalized coaching and training to help them increase lead conversion. More information about the company can be found at

http://www.housevaluesinc.com

###

For Additional Information:

Media Only:

Kristin Treat

Public Relations Manager

HouseValues, Inc.

425-952-6691

kristint@housevalues.com

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

SOLD: FINANCIAL

# FINANCIAL STATEMENTS FOLLOW #

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues	$20,577	$11,150	$38,196	$20,473
Expenses:
Sales and marketing	10,276	5,037	18,898	9,352
Technology and product development	1,607	783	2,841	1,506
General and administrative	3,043	1,376	5,813	2,699
Depreciation and amortization of property and equipment	402	191	756	389
Amortization of intangible assets	151	218	303	381
Stock-based compensation	258	55	555	76

Total expenses	15,737	7,660	29,166	14,403

Income from operations	4,840	3,490	9,030	6,070
Interest income	486	24	804	41

Income before income tax expense	5,326	3,514	9,834	6,111
Income tax expense	1,618	1,235	3,196	2,148

Net income	$3,708	$2,279	$6,638	$3,963

Net income per share:
Basic	$0.15	$0.12	$0.26	$0.21

Diluted	$0.14	$0.11	$0.24	$0.19

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands, except per share data)

(unaudited)

Net income	$3,708	$2,279	$6,638	$3,963
Less
Interest income	486	24	804	41
Add
Depreciation and amortization of property and equipment	402	191	756	389
Amortization of intangible assets	151	218	303	381
Stock-based compensation	258	55	555	76
Income tax expense	1,618	1,235	3,196	2,148

EBITDA	$5,651	$3,954	$10,644	$6,916

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$57,658	$57,562
Short-term investments	23,815	17,316
Accounts receivable, net of allowance of $274 and $ 95	393	84
Prepaid expenses and other assets	1,232	1,245
Deferred income taxes	796	222
Prepaid income taxes	1,212	—
Other current assets	538	1,605

Total current assets	85,644	78,034
Property and equipment, net of accumulated depreciation of $2,800 and $2,051	6,257	3,702
Goodwill	1,815	948
Intangible assets, net of accumulated amortization of $1,529 and $1,226	1,326	1,430
Other noncurrent assets	389	450

Total assets	$95,431	$84,564

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,151	$1,167
Accrued compensation and benefits	2,781	2,407
Accrued expenses and other current liabilities	4,928	3,706
Deferred rent, current portion	261	261
Deferred revenue	1,336	1,014
Income taxes payable	—	103

Total current liabilities	10,457	8,658
Deferred rent, less current portion	1,416	1,306

Total liabilities	11,873	9,964
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 25,508,376 and 24,935,000 shares at June 30, 2005 and December 31, 2004	69,943	68,631
Deferred stock-based compensation	(3,616)	(4,624)
Retained earnings	17,231	10,593

Total shareholders’ equity	83,558	74,600

Total liabilities and shareholders’ equity	$95,431	$84,564

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six months ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$6,638	$3,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	756	389
Amortization of intangible assets	303	381
Stock-based compensation	555	76
Deferred income tax benefit	(513)	(117)
Tax benefit from exercises of stock options	1,107	—
Changes in certain assets and liabilities
Accounts receivable	(309)	2
Prepaid expenses and other assets	81	77
Prepaid income taxes	(1,212)	—
Other current assets	1,067	—
Accounts payable	180	(395)
Accrued compensation and benefits	374	252
Accrued expenses and other current liabilities	1,181	607
Deferred rent	110	—
Deferred revenue	322	249
Income taxes payable	(103)	140

Net cash provided by operating activities	10,537	5,624

Cash flows from investing activities:
Purchases of short-term investments	(10,799)	(12,000)
Sales of short-term investments	4,300	—
Change in restricted cash	—	125
Purchases of property and equipment	(3,402)	(281)
Purchases of goodwill and intangible assets	(580)	(258)

Net cash used in investing activities	(10,481)	(12,414)

Cash flows from financing activities:
Issuance costs related to the sale of common stock	(614)	—
Cash held for third party common stock transaction	—	750
Proceeds from exercises of stock options	654	19
Proceeds from repayment of shareholder note receivable	—	1

Net cash provided by financing activities	40	770

Net increase (decrease) in cash and cash equivalents	96	(6,020)
Cash and cash equivalents at beginning of period	57,562	7,181

Cash and cash equivalents at end of period	$57,658	$1,161

SOLD: FINANCIAL